Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Third Quarter 2010

Third Quarter 2010 Highlights

Third quarter revenue totaled $12.0 million, a 79% increase over revenue generated in the same period in 2009

Nine RIO® systems sold, increasing domestic commercial installed base to 54 RIO systems

Through the third quarter of 2010, a total of 20 RIO systems have been sold worldwide

815 MAKOplasty® procedures performed, a 95% increase over the same period in 2009

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — November 2, 2010 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets both its RIO® Robotic Arm Interactive Orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic procedures known as knee MAKOplasty®, today announced its operating results for its third quarter ended September 30, 2010.

Recent Business Developments

RIO Systems – Nine RIO systems were sold during the third quarter, of which eight were installed and customer accepted at domestic sites. These new systems brought MAKO’s domestic commercial installed base to 54 RIO systems as of September 30, 2010. In addition, one RIO system was sold to a distributor in Italy which will initially be used by the distributor for demonstration purposes to market the RIO system and RESTORIS implant systems in the Italian orthopedic market.

MAKOplasty Procedure Volume – During the third quarter, 815 MAKOplasty procedures were performed, of which 809 procedures were performed at domestic sites, and our clinical research site in Glasgow, Scotland reported that six procedures were performed at its site. The 815 MAKOplasty procedures represent a 3% increase over procedures performed in the second quarter of 2010 and a 95% increase over the third quarter of 2009. The average monthly utilization per system was 5.7 procedures during the third quarter of 2010, a decrease from 6.3 procedures per system per month in the second quarter of 2010 and an increase from 5.4 procedures per system per month in the third quarter of 2009. A total of 4,723 procedures had been performed through September 30, 2010, since the first procedure in June 2006.

Clinical Education – In the third quarter, MAKO attended four local conferences where surgeons engaged in RIO interactive hands on demonstrations. Additionally, in the third quarter, MAKO held two BioSkills courses, which are designed to bring together current and prospective MAKOplasty surgeons to share best practices.

“We are pleased with the nine RIO system sales, including the addition of eight new domestic commercial sites, and are enthusiastic about the adoption of MAKOplasty this quarter by several leading orthopedic centers,” said Maurice R. Ferré, M.D., President and Chief Executive Officer of MAKO, “We are also encouraged by our second international sale of a RIO system and the 815 MAKOplasty procedures performed worldwide in the third quarter.”

Hip MAKOplasty Application

In October, MAKO initiated a multi-center orthopedic surgeon preference evaluation program for its RIO-enabled hip MAKOplasty application.  Dr. Lawrence D. Dorr at Good Samaritan Hospital in Los Angeles and Drs. Douglas E. Padgett and Amar S. Ranawat at Hospital for Special Surgery in New York performed the first hip MAKOplasty procedures as part of this program designed to solicit user feedback in advance of MAKO’s full commercial release of a hip MAKOplasty application, currently expected in the second half of 2011. The hip MAKOplasty application utilizes the RIO system’s tactile, visual and audio feedback to assist the surgeon in preparing the acetabulum (hip socket) for optimal placement of the acetabular cup implant.

“The successful use of the RIO system in performing hip MAKOplasty represents the achievement of a significant clinical milestone towards MAKO’s ultimate goal of commercializing a true multi-application robotic arm platform for orthopedics,” said Dr. Ferré.

2010 Third Quarter Financial Review

Revenue was $12.0 million in the third quarter of 2010 compared to $6.7 million in the third quarter of 2009, representing a 79% increase from the same period in 2009. Revenue in the third quarter of 2010 primarily consisted of $7.6 million in revenue from the sale of nine RIO systems, and $4.1 million in revenue from the sale of implants and disposables used in the 815 MAKOplasty procedures performed in the quarter.

Total gross profit for the third quarter of 2010 was $7.5 million compared to a gross profit of $2.8 million in the same period in 2009. Total gross margin for the third quarter of 2010 was approximately 62%, comprised of a 75% margin on procedure revenue and a 56% margin on RIO system revenue.

Operating expenses were $16.5 million in the third quarter of 2010 compared to $12.3 million in the third quarter of 2009.  The increase in operating expenses was primarily attributable to the following: an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system and RESTORIS implant systems; an increase in research and development activities associated with continuous improvement of the RIO system and the development of potential future products, including the RIO-enabled hip application; and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth.

Net loss for the three months ended September 30, 2010 was $8.9 million, including non-cash stock-based compensation expense of $1.7 million, or $(0.27) per basic and diluted share, based on average basic and diluted shares outstanding of 33.5 million. This compares to a net loss for the same period in 2009 of $9.4 million, including non-cash stock-based compensation expense of $1.1 million, or $(0.33) per basic and diluted share, based on average basic and diluted shares outstanding of 28.6 million.

Cash, cash equivalents and investments were $41.1 million as of September 30, 2010, compared to $71.2 million as of December 31, 2009.

2010 Nine-Month Financial Review

	As Reported (U.S. GAAP)				Non-GAAP
Selected Financial Results (unaudited) (in thousands, except per share data)	Nine Months Ended September 30,		Adjustments 2009 (1)		2009 As Adjusted
	2010	2009

Total revenue	$29,514	$25,357	$(11,297	) (2)	$14,060
Total cost of revenue	12,226	17,145	(8,789	) (3)	8,356
Gross profit	17,288	8,212	(2,508	) (4)	5,704
Net loss	$(28,870)	$(24,748)	$(2,508	) (4)	$(27,256)
Net loss per share - Basic and diluted	$(0.87)	$(0.95)	$(0.10)		$(1.05)
Weighted average common shares outstanding - Basic and diluted	33,361	26,068	―		26,068

(1)

Management excluded certain transactions during the nine months ended September 30, 2009, resulting in adjusted non-GAAP financial results for the nine months ended September 30, 2009, as management believes the exclusion of these transactions provides readers a more meaningful comparison with the results of operations for the nine months ended September 30, 2010.

(2)	Consists of the recognition of $11.3 million of revenue deferred in prior years and recognized during the nine months ended September 30, 2009, upon the upgrade of seventeen TGS units to RIO systems.

(3)	Consists of the direct cost of revenue from the seventeen deferred system sales of $3.6 million and the cost of providing the RIO system upgrades of $5.2 million.

(4)	Consists of the recognition of $11.3 million of revenue in (2) above less the cost of revenue of $8.8 million in (3) above.

For the nine months ended September 30, 2010, revenue was $29.5 million, primarily generated from the sale of twenty RIO systems and 2,320 domestic MAKOplasty procedures performed during the period compared to $25.4 million for the nine months ended September 30, 2009.  As indicated in the preceding table, excluding the recognition of deferred system revenue, total revenue generated in the nine months ended September 30, 2009 was $14.1 million. Revenue of $29.5 million for the nine months ended September 30, 2010 represents a 110% increase over the adjusted revenue of $14.1 million generated in the nine months ended September 30, 2009. The net loss for the nine months ended September 30, 2010 was $28.9 million, including non-cash stock-based compensation expense of $4.6 million, or $(0.87) per basic and diluted share, based on average basic and diluted shares outstanding of 33.4 million, This compares to a net loss for the nine months ended September 30, 2009 of $24.7 million, including non-cash stock-based compensation expense of $2.9 million, or $(0.95) per basic and diluted share, based on average basic and diluted shares outstanding of 26.1 million. Excluding the impact on gross profit related to the recognition of deferred system revenue, net loss generated in the nine month period ended September 30, 2009 was $27.3 million or $(1.05) per share.

Conference Call

MAKO will host a conference call today at 4:30 pm EDT to discuss its third quarter results.  To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its RIO® Robotic-Arm Interactive Orthopedic system and its proprietary RESTORIS® knee implants for a minimally invasive orthopedic procedure called knee MAKOplasty®. The MAKO RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO's resurfacing RESTORIS implants through a minimal incision. The FDA-cleared and CE Marked RIO system allows surgeons to provide precise, consistently reproducible tissue-sparing, bone resurfacing for a large, yet underserved patient population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 250 owned or licensed patents and patent applications relating to the areas of robotics, haptics, computer assisted surgery and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, unanticipated issues in securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, the impact of the recently enacted United States healthcare reform legislation on hospital spending, reimbursement, and the taxing of medical device companies, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 10, 2010 and quarterly report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission on May 7, 2010. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” “Tactile Guidance System™,” and “TGS™,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Procedures	$4,069	$1,986	$11,937	$4,810
Systems – RIO	7,579	4,634	16,641	8,928
Systems – TGS, previously deferred	―	―	―	11,297
Service and other	366	106	936	322
Total revenue	12,014	6,726	29,514	25,357
Cost of revenue:
Procedures	1,034	847	4,100	2,297
Systems – RIO	3,317	2,893	7,440	5,593
Systems – RIO upgrades	―	―	―	5,183
Systems – TGS, previously deferred	―	―	―	3,606
Service and other	208	156	686	466
Total cost of revenue	4,559	3,896	12,226	17,145
Gross profit	7,455	2,830	17,288	8,212
Operating costs and expenses:
Selling, general and administrative	11,648	7,924	33,183	22,229
Research and development	4,018	3,758	11,002	9,361
Depreciation and amortization	795	595	2,166	1,662
Total operating costs and expenses	16,461	12,277	46,351	33,252
Loss from operations	(9,006)	(9,447)	(29,063)	(25,040)
Interest and other income	84	59	256	348
Loss before income taxes	(8,922)	(9,388)	(28,807)	(24,692)
Income tax expense	16	51	63	56
Net loss	$(8,938)	$(9,439)	$(28,870)	$(24,748)
Net loss per share - Basic and diluted	$(0.27)	$(0.33)	$(0.87)	$(0.95)
Weighted average common shares outstanding - Basic and diluted	33,481	28,615	33,361	26,068

Selected Balance Sheet Data (unaudited) (in thousands)
	September 30, 2010	December 31, 2009

Cash, cash equivalents and investments	$41,136	$71,213
Total assets	80,961	99,103

Long-term debt	―	―
Additional paid-in capital	213,210	204,977
Accumulated deficit	(143,065)	(114,195)
Total stockholders’ equity	70,176	90,794

CONTACT:

Investors:

MAKO Surgical Corp.
Susan M. Verde
954-927-2044 x349
sverde@makosurgical.com

or

Westwicke Partners
Mark Klausner

443-213-0500
makosurgical@westwicke.com
Source: MAKO Surgical Corp.